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                                                                   Exhibit 10.11

                         WADDELL & REED FINANCIAL, INC.
                         1999 MANAGEMENT INCENTIVE PLAN
                        (EFFECTIVE AS OF JANUARY 1, 1999)

1.   PURPOSE

     The purposes of the Plan are to advance the interests of stockholders of the Company by providing performance-based incentives to eligible Participants and to enable the Company and its Subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company's performance. The Plan is designed to assure that amounts paid to certain executive officers of the Company will not fail to be deductible by the Company for Federal income tax purposes because of the limitations imposed by
Section 162(m). With respect to individuals who are Covered Employees, the Plan is intended to provide "qualified performance-based compensation," as such term is defined in Treas. Reg. 1.162-27(e), to the extent deemed appropriate by the Committee at the time Performance Goals are established for a Fiscal Year. Nothing herein shall be construed as preventing the Plan from providing both "qualified performance-based compensation" and nonqualified compensation for the same Fiscal Year in the manner permitted under Code Section 162(m). The Plan shall be administered and construed in a manner consistent with Code Section 162(m) and regulations thereunder for any Fiscal Year in which the Plan is intended to provide "qualified performance-based compensation."

2.   DEFINITIONS

     Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine, and neuter pronouns are interchangeable and that each comprehends the others.

          (a)  "Board" shall mean the Board of Directors of the Company.

          (b) "Committee" shall mean the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof comprised of two or more directors each of whom is an "outside director" within the meaning of Section 162(m).

          (c)  "Company" shall mean Waddell & Reed Financial, Inc.

          (d) "Covered Employee" shall have the meaning set forth in Section 162(m)(3).

          (e) "Fiscal Year" means the twelve month period beginning on each January 1 and ending on the following December 31.

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          (f)  "Incentive Percentage" means the pre-established award formula established by the Committee for each Fiscal Year which specifies a percentage of a Participant's rate of salary in effect for the last full payroll period of the Fiscal Year to be paid as an Incentive Plan Award. The Committee may establish different Incentive Percentages for individual Participants or different classes of Participants, and/or the achievement levels of the Performance Goals. Solely with respect to Covered Employees, for any Fiscal Year for which the Plan is intended to provide "qualified performance-based compensation," the Incentive Percentages applicable to the Covered Employees must be established by the Committee no later than 90 days after the beginning of the Fiscal Year for which the Incentive Plan Award pertains.

          (g) "Incentive Plan Award" means the annual incentive compensation award granted under the Plan which is contingent and based upon the attainment of the Performance Goals with respect to a Fiscal Year.

          (h) "Participant" shall mean (i) each executive officer of the Company and (ii) each other key employee of the Company or a Subsidiary who the Committee designates as a participant under the Plan. For each Fiscal Year, the Committee shall determine which of such executive officers and other key employees shall participate in the Plan. For any Fiscal Year for which "qualified performance-based compensation" is to be provided, the Committee shall designate the individual or classes of Covered Employees for such compensation no later than the 90th day of such Fiscal Year.

          (i) "Performance Goals" means the pre-established objective performance goals established by the Committee for each Fiscal Year. Solely with respect to Covered Employees, for any Fiscal Year for which the Plan is intended to provide "qualified performance-based compensation," Performance Goals applicable to the Covered Employees must be established by the Committee no later than 90 days after the beginning of the Fiscal Year to which the Performance Goals pertain. The Performance Goals may be based upon the performance of the Company or any Subsidiary, or division thereof, using one or more of the following operating performance measures selected by the Committee: (a) earnings; (b) revenue; (c) operating or net cash flows; (d) financial return ratios; (e) total stockholder return; (f) market share; (g) pre-tax profits; (h) earnings per share; or (i) net income. Separate Performance Goals may be established by the Committee for the Company or a Subsidiary, or division thereof. With respect to Participants who are not Covered Employees, the Committee may establish such other subjective or objective goals, including individual Performance Goals, which it deems appropriate. The preceding sentence shall also apply to Covered Employees with respect to any Incentive Plan Award not intended at time of grant to be "qualified performance-based compensation." Performance Goals may be set at a specific level, or may be

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               expressed as a relative percentage to the comparable measure at comparison companies or a defined index.

          (j) "Plan" shall mean the Waddell & Reed Financial, Inc. 1999 Management Incentive Plan, as set forth herein and as may be amended from time to time.

          (k) "Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (including any proposed regulations).

          (l) "Subsidiary" shall mean any corporation in which the Company owns, directly or indirectly, stock representing more than 50% of the voting power of all classes of stock entitled to vote.

3.   ADMINISTRATION

     The Committee shall administer and interpret the Plan, PROVIDED THAT, in no event, shall the Plan be interpreted in a manner which would cause any amount payable under the Plan to any Covered Employee to fail to qualify as performance-based compensation under Section 162(m) to the extent the Committee intends compensation to so qualify. The Committee shall establish the performance objectives for any calendar year in accordance with Section 4 and certify whether such performance objectives have been obtained. Any determination made by the Committee under the Plan shall be final and conclusive on all parties, but shall be based on such objective information or financial data as is relevant to the Performance Goal. Subject to the provisions of the Plan, the Committee shall have full discretionary authority to administer and interpret the Plan, to exercise all powers either specifically granted to it under the Plan or as are necessary or advisable in the administration of the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, all of which shall be binding on all persons, including the Company, the Participants (or any person claiming any rights under the Plan from or through any Participant), and any stockholder of the Company. A majority of the Committee shall constitute a quorum, and the Committee shall act pursuant to a majority vote or by unanimous written consent. The Committee may employ such legal counsel, consultants, and agents (including counsel or agents who are employees of the Company or a Subsidiary) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant, or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction, or determination made in connection with the Plan other than as a result of such individual's willful misconduct.

     The Committee may delegate its responsibilities for administering the Plan to one or more persons as the Committee deems necessary. However, the Committee may not delegate its

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responsibilities under the Plan relating to any Covered Employee where such delegation is prohibited under Code Section 162(m) pertaining to "qualified performance-based compensation."

4.   INCENTIVE PLAN AWARDS

          (a) PERFORMANCE GOALS. On or before April 1 of each year (or such other date as may be required or permitted under Section 162(m)), the Committee shall establish the Performance Goals that must be satisfied in order for a Participant to receive an Incentive Plan Award for such year.

          (b) CERTIFICATION AND MAXIMUM AMOUNT PAYABLE. The Committee shall, promptly after the date on which the necessary financial, individual or other information for a particular Fiscal Year becomes available, certify: (i) the degree to which each of the Performance Goals have been attained; and (ii) with respect to each qualifying Participant who is a Covered Employee, the amount of the Incentive Plan Award, if any, payable to such Participant. The Committee or its designee shall likewise certify the amount of the Incentive Plan Award, if any, payable with respect to a qualifying Participant who is not a Covered Employee. If the Committee certifies in writing that any of the performance objectives established for the relevant year under Section 4(a) have been satisfied, each Participant who is employed by the Company or one of its Subsidiaries on the last day of the calendar year for which the Incentive Plan Award is payable shall receive the Incentive Plan Award. The Incentive Plan Award shall be determined by multiplying the Incentive Percentage applicable to the Participant by the Participant's rate of base salary in effect for the last full payroll period of the Fiscal Year to which the Incentive Plan Award pertains. In no event, however, will an Incentive Plan Award for a Covered Employee exceed $5,000,000. To be eligible for payment of any Incentive Plan Award, the Participant must: (i) have performed the Participant's duties to the satisfaction of the Committee; (ii) have not engaged in any act deemed by the Committee to be contrary to the best interests of the Company; and (iii) otherwise complied with Company policies at all times prior to the date the Incentive Plan Award is actually paid. No Incentive Plan Award shall be paid to any Participant who does not satisfy each of the above. If a Participant's employment terminates for any reason (including, without limitation, his death, disability, or retirement under the terms of any retirement plan maintained by the Company or a Subsidiary) prior to the last day of the Fiscal Year for which the Incentive Plan Award is payable, such Participant shall receive an Incentive Plan Award equal to the maximum Incentive Plan Award payable to such Participant under the preceding sentence multiplied by a fraction, the numerator of which is the number of days that have elapsed during the calendar year in which the termination occurs prior to and including the date of the Participant's termination of employment and the denominator of which is 365.

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          (c)  NEGATIVE DISCRETION. Notwithstanding anything else contained in
               Section 4(b) to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 4(b) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 4(b).

          (d) AFFIRMATIVE DISCRETION. Notwithstanding any other provision in the Plan to the contrary, (i) the Committee shall have the right, in its discretion, to pay to any Participant who is not a Covered Employee an annual Incentive Plan Award for such year in an amount up to the maximum bonus payable under Section 4(b), based on individual performance or any other criteria that the Committee deems appropriate and (ii) in connection with the hiring any person who is or becomes a Covered Employee, the Committee may provide for a minimum Incentive Plan Award amount in any calendar year, regardless of whether performance objectives are attained.

5.   PAYMENT

     Except as otherwise provided hereunder, payment of any Incentive Plan Award amount determined under Section 4 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable Performance Goals have been attained (or, in the case of any Incentive Plan Award payable under the provisions of Section 4(d), after the Committee determines the amount of any such Incentive Plan Award). The Incentive Plan Award may be paid in whole or in part, in the discretion of the Committee, in Company stock options, with the remainder, if any, to be paid in cash.

6.   GENERAL PROVISIONS

          (a) EFFECTIVENESS OF THE PLAN. The Plan shall be effective with respect to calendar years beginning on or after January 1, 1999, subject to the approval of the Company's stockholders, and ending on or before December 31, 2003, unless the term hereof is extended by action of the Board.

          (b) AMENDMENT AND TERMINATION. Notwithstanding Section 6(a), the Board or the Committee may at any time amend, suspend, discontinue, or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance, or termination shall adversely affect the rights of any Participant in respect of any Fiscal Year which has already commenced and no such action shall be effective without approval by the stockholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as "qualified performance-based compensation" under Section 162(m).

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          (c)  DESIGNATION OF BENEFICIARY. Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant's death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant's spouse or, if no spouse survives the Participant, the Participant's estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

          (d) NO RIGHT OF CONTINUED EMPLOYMENT. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its Subsidiaries.

          (e) NO LIMITATION ON CORPORATE ACTIONS. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

          (f) NONALIENATION OF BENEFITS. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant's interest under the Plan. The Company's obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company's assets, or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's beneficiaries, heirs, executors, administrators, or successors in interest.

          (g) WITHHOLDING. Any amount payable to a Participant or a beneficiary under this Plan shall be subject to any applicable Federal, state, and local income and employment taxes and any other amounts that the Company or a Subsidiary is required at law to deduct and withhold from such payment.

          (h) SEVERABILITY. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

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          (i)  GOVERNING LAW. The Plan shall be construed in accordance with and governed by the laws of the State of Kansas, without reference to the principles of conflict of laws except that any matters relating to the internal governance of the Company shall be governed by the general corporate laws of the state of Delaware.

          (j) HEADINGS. Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

          (k) PLAN NOT FUNDED. Plan awards shall be made solely from the general assets of the Company. To the extent any person acquires a right to receive payments from the Company under the Plan, the right is no greater than the right of any other unsecured general creditor.

          (l) NO GUARANTEE. While a discretionary Incentive Plan Award may have been paid in the past, whether such payments will be made in the future will depend upon various factors, such as the Company's financial condition and performance. There is no guarantee that the Company will pay any such incentive. The Committee may, in its sole discretion, reduce, eliminate or increase, any Incentive Plan Award, except that the amount of any Incentive Plan Award intended to be "qualified performance-based compensation" may not be increased above the amount established for the Performance Goal and Incentive Percentage. The Company may withhold an Incentive Plan Award, or portions thereof, for any reason including gross misconduct (e.g., theft, dishonesty/compromised integrity, fraud, harassment, etc.) or any actions deemed to be contrary to the best interests of the Company by the Committee.

          (m) RIGHTS TO PAYMENTS. No absolute right to any Incentive Plan Award shall be considered as having accrued to any Participant prior to the close of the Fiscal Year with respect to which the award is made. No Participant shall have any enforceable right to receive any Incentive Plan Award made with respect to a Fiscal Year or to retain any payment made with respect thereto if for any reason the requirements of Section 4 are not satisfied.

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